Exhibit 99.1

The ADT Corporation 1501 Yamato Road Boca Raton, FL 33431 +1 561.988.3600 www.adt.com

FOR IMMEDIATE RELEASE

Media Relations	Investor Relations
Sarah Cohn tel: +1 561.322.7029 scohn@adt.com	Craig Streem tel: +1 561.226.2983 cstreem@adt.com

ADT REPORTS FIRST QUARTER 2013 RESULTS

COMPANY ANNOUNCES $600 MILLION ACCELERATED SHARE REPURCHASE

•	Recurring revenue of $744 million, up 5.1%

•	Net income of $105 million, up 12.9%

•	EBITDA before special items of $417 million, up 6.1%

•	GAAP diluted earnings per share of $0.44 and earnings per share before special items of $0.44

•	ADT Pulse overall take rate at 18.6% in the quarter, up from 7.2% last year

($ in millions, except per-share amounts)	Q1 2013	Q1 2012	Change
Recurring revenue	$744	$708	5.1%
Other revenue	$65	$87	-25.3%
Total revenue	$809	$795	1.8%
Net income	$105	$93	12.9%
EBITDA before special items[1]	$417	$393	6.1%
EBITDA margin before special items[1]	51.5%	49.4%	210	bps
Diluted earnings per share	$0.44	$0.39	12.8%
Diluted earnings per share before special items[1]	$0.44	$0.41	7.3%

BOCA RATON, Fla.– January 30, 2013 – The ADT Corporation (NYSE: ADT) today reported diluted earnings per share of $0.44 for the first quarter of 2013, and diluted earnings per share before special items of $0.44. Using the company’s cash tax rate, EPS before special items was $0.701.

Naren Gursahaney, ADT’s Chief Executive Officer, said, “We are pleased to start the new fiscal year with a very solid quarter characterized by continued strong growth in recurring revenue and EBITDA margin, along with stabilization in attrition rates. During the quarter we also began to execute on our previously announced share repurchase program, further supported by the implementation of an accelerated share repurchase initiative, announced today.” Gursahaney added, “Looking ahead to the balance of the year we will continue to focus on our ultimate objective of creating long-term value for our shareholders by reinvesting in our business to drive profitable growth, and returning excess cash to our shareholders.”

[1]	Reconciliations from GAAP to non-GAAP financial measures can be found in the attached tables, as well as on the Investor Relations section of our web site, www.ADT.com.

Recurring revenue, which made up 92% of total revenue in the quarter, was up 5.1%. Recurring revenue growth was driven by a 4.7% increase in ending average revenue per customer, which rose to $39.27, and 0.5% net growth in ending customer accounts. Non-recurring revenue declined 25.3% as the company’s mix of newly installed systems continues to shift toward more ADT-owned systems, increasing deferred revenue and reducing current period installation revenue. Total revenue of $809 million increased 1.8%, compared to the first quarter of 2012. Attrition was flat sequentially at 13.8%. ADT added 257,000 new customers and closed the quarter with 6.4 million customer accounts.

EBITDA before special items was $417 million, 6.1% higher than the first quarter of the prior year, and EBITDA margin before special items was 51.5%, a 210 basis point improvement. The margin expansion was mainly due to the favorable impact from the mix shift to more ADT-owned systems and was also aided by cost control initiatives that helped to offset the expense impact of dis-synergies caused by the separation from the Tyco commercial business and Hurricane Sandy.

Operating cash flow for the twelve month period ended December 28, 2012 was $1.6 billion. Steady-state free cash flow before special items, calculated on a pre-tax and unlevered basis for the twelve month period ended December 28, 2012 was $982 million, up 0.8% over the prior year’s twelve month trailing period.

SHARE REPURCHASE PROGRAM

Under its previously announced $2 billion authorization, during the quarter the company repurchased 567 thousand of its shares for $26 million, and in January the company repurchased an additional 1.6 million of its shares for $74 million.

The company announced today that it has entered into an accelerated share repurchase agreement with Credit Suisse International, under which it will repurchase approximately $600 million of its common stock. The company will acquire the shares under its previously authorized share repurchase program and will fund the repurchase using proceeds from its recently concluded debt offering. Under the terms of the agreement with Credit Suisse International, ADT will pay Credit Suisse International $600 million on February 4, 2013 and on that date will receive initial deliveries of approximately 10 million shares, representing a substantial majority of the shares expected to be retired over the course of the agreement. The total number of shares ultimately repurchased under the agreement will generally be based on the volume-weighted average share price of the company’s common stock during the calculation period of the accelerated share repurchase program, less a discount, and subject to a cap provision that will establish a minimum number of shares repurchased. The accelerated share repurchase is expected to be completed by July 26, 2013, although the completion date may be accelerated at Credit Suisse International’s option after an initial fixed period. The actual number of shares repurchased will be determined at the completion of the accelerated share repurchase program.

AFFIRMING FISCAL YEAR 2013 GUIDANCE

•	Recurring revenue growth of 4.9%-5.2%

•	EBITDA margin before special items of 49.5%-50.5%

•	Free cash flow before special items of $375-$425 million

•	Steady-state free cash flow before special items of $950 million - $1.0 billion

CONFERENCE CALL AND WEBCAST

Management will discuss the company’s first quarter results for 2013 during a conference call and webcast today beginning at 8:30 a.m. (ET). During the conference call and webcast management will refer to a slide presentation hosted on and accessible at http://investors.adt.com. Today’s conference call for investors can be accessed in the following ways:

•	At ADT’s website: http://investors.adt.com

•

By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the United States is (888) 680-0878, pass code 99131258 when prompted. The telephone dial-in number for participants outside the United States is (617) 213-4855, pass code 99131258 when prompted.

•

An audio replay of the conference call will be available at 11:30 a.m. (ET) on January 30, 2013 and ending at 11:59 p.m. (ET) on February 13, 2013. The dial-in number for participants in the United States is (888) 286-8010, pass code 82859564 when prompted. For participants outside the United States, the replay dial-in number is (617) 801-6888, pass code 82859564 when prompted.

ABOUT ADT

The ADT Corporation (NYSE: ADT) is a leading provider of electronic security, interactive home and business automation and monitoring services for residences and small businesses in the United States and Canada. ADT’s broad and pioneering set of products and services, including ADT Pulse interactive home and business solutions, and home health services, meet a range of customer needs for today’s active and increasingly mobile lifestyles. Headquartered in Boca Raton, Florida, ADT helps provide peace of mind to more than six million customers, and it employs approximately 16,000 people at 200 locations. More information is available at www.adt.com.

From time to time, ADT may use its website as a channel of distribution of material company information. Financial and other material information regarding the company is routinely posted on and accessible at http://investors.adt.com. In addition, you may automatically receive email alerts and other information about ADT by enrolling your email by visiting the “Investor Relations” section at http://investors.adt.com.

NON-GAAP MEASURES

Earnings before interest, taxes, depreciation and amortization (EBITDA), EBITDA margin, free cash flow (FCF), steady-state free cash flow (SSFCF), earnings per share (EPS) and EPS at cash tax rates, in each case “before special items,” are non-GAAP measures and should not be considered replacements for GAAP results.

EBITDA is a useful measure of the company’s success in acquiring, retaining and servicing our customer base and ability to generate and grow recurring revenue while providing a high level of customer service in a cost-effective manner. The difference between Net Income (the most comparable GAAP measure) and EBITDA (the non-GAAP measure) is the exclusion of interest expense, the provision for income taxes, depreciation and amortization expense. Excluding these items eliminates the impact of expenses associated with our capitalization and tax structure as well as the impact of non-cash charges related to capital investments.

In addition, from time to time, the company may present EBITDA before special items, which is EBITDA, adjusted to exclude the impact of the special items highlighted below. This number provides information to investors regarding the impact of certain items management believes are useful to identify, as described below.

There are material limitations to using EBITDA. EBITDA may not be comparable to similarly titled measures reported by other companies. Furthermore, EBITDA does not take into account certain significant items, including depreciation and amortization, interest expense and tax expense, which directly affect our net income. These limitations are best addressed by considering the economic effects of the excluded items independently, and by considering EBITDA in conjunction with net income as calculated in accordance with GAAP.

FCF is a useful measure of our cash that is free from significant existing obligations and available for other uses. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and FCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts and bulk account purchases. Dealer generated accounts are accounts that are generated through our network of authorized dealers. Bulk account purchases represent accounts that we acquire from third parties outside of our authorized dealer network, such as other security service providers, on a selective basis. These items are subtracted from cash flows from operating activities because they represent long-term investments that are required for normal business activities.

SSFCF is a useful measure of pre-levered cash that is generated by the business after the cost of replacing recurring revenue lost to attrition, but before the cost of new subscribers driving recurring revenue growth. The difference between Cash Flows from Operating Activities (the most comparable GAAP measure) and SSFCF (the non-GAAP measure) consists of the impact of capital expenditures, subscriber system assets, dealer generated customer accounts required to maintain recurring revenue, and cash paid for interest and income taxes. Capital expenditures, subscriber system assets, and dealer generated customer accounts required to maintain recurring revenue are subtracted from cash flows from operating activities because they represent long-term investments that are required to replace recurring revenue lost to attrition. The exclusion of cash paid for interest and income taxes eliminates the impact of cash flows associated with our capitalization and tax structure. The amount of dealer generated customer accounts required to maintain recurring revenue is calculated by reducing net recurring revenue lost to attrition for the previous twelve months by recurring revenue created through account generation in our direct channel for the previous twelve months and multiplying the difference by the annual creation multiple on dealer accounts. As the components of these inputs are determined using trailing twelve month information, SSFCF is calculated on a trailing twelve month basis.

In addition, from time to time the company may present FCF and SSFCF before special items, which are FCF and SSFCF, adjusted to exclude the cash impact of the special items highlighted below. These numbers provide information to investors regarding the cash impact of certain items management believes are useful to identify, as described below.

The limitation associated with using FCF and SSFCF is that they adjust for cash items that are ultimately within management’s and the Board of Directors’ discretion to direct and therefore may imply that there is less or more cash that is available for the company’s programs than the most comparable GAAP measure. This limitation is best addressed by using FCF and SSFCF in combination with the GAAP cash flow numbers.

FCF and SSFCF as presented herein may not be comparable to similarly titled measures reported by other companies. These measures should be used in conjunction with other GAAP financial measures. Investors are urged to read the company’s financial statements as filed with the Securities and Exchange Commission, as well as the accompanying tables to this press release that show all the elements of the GAAP measures of Cash Flows from Operating Activities, Cash Flows from Investing Activities, Cash Flows from Financing Activities and a reconciliation of the company’s total cash and cash equivalents for the period. See the accompanying tables to this press release for a cash flow statement presented in accordance with GAAP and reconciliations presenting the components of FCF and SSFCF.

EPS at cash tax rates is a useful measure of our earnings per share after considering the difference between our effective tax rate and our cash tax rate. The difference between Diluted EPS (the most comparable GAAP measure) and EPS at cash tax rates (the non-GAAP measure) is the exclusion of the impact of income tax expense and the inclusion of the impact of income taxes paid, net of refunds. Adjusting for these items provides information on the impact of our net operating loss carryforwards on our diluted EPS.

The company has presented its EPS, EPS at cash tax rates, EBITDA, EBITDA margin, FCF and SSFCF before special items. Special items include charges and gains related to acquisitions, restructurings, impairments, and other income or charges that may mask the underlying operating results and/or business trends of the company. The company utilizes these measures to assess overall operating performance, as well as to provide insight to management in evaluating overall operating plan execution and underlying market conditions. The company also presents its effective tax rate as adjusted for special items for consistency. One or more of these measures may be used as components in the company’s incentive compensation plans. These measures are useful for investors because they may permit more meaningful comparisons of the company’s underlying operating results and business trends between periods. The difference between net income and EPS before special items and net income and EPS (the most comparable GAAP measures) consists of the impact of the special items noted above on the applicable GAAP measure. EBITDA and EBITDA margin before special items do not reflect any additional adjustments that are not reflected in net income before special items. The limitation of these measures is that they exclude the impact (which may be material) of items that increase or decrease the company’s reported operating income and operating margin and net income and EPS. This limitation is best addressed by using the non-GAAP measures in combination with the most comparable GAAP measures in order to better understand the amounts, character and impact of any increase or decrease on reported results.

FORWARD-LOOKING STATEMENTS

Our reports, filings, and other public announcements may include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters. We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this press release or report that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements. Forward-looking statements can be identified by various words such as “expects”, “intends”, “will”, “anticipates”, “believes”, “confident,” “continue”, “propose,” “seeks,” “could,” “may,” “should,” “estimates,” “forecasts,” “might,” “goals,” “objectives,” “targets,” “planned,” “projects,” and similar expressions. These forward-looking statements are based on management’s current beliefs and assumptions and on information currently available to management that are subject to risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this press release or report. Specific factors that could cause actual results to differ from results contemplated by forward-looking statements include, among others, the following:

•	competition in the markets we serve, including new entrants in these markets;

•	our ability to develop or acquire new technology;

•	failure to maintain the security of our information and technology networks;

•	allegations that we have infringed the intellectual property rights of third parties;

•	unauthorized use of our brand name;

•	risks associated with ownership of the ADT® brand name outside of the United States and Canada by Tyco International Ltd., our former parent company (“Tyco”);

•	failure to enforce our intellectual property rights;

•	our dependence on certain software technology that we license from third parties;

•	failure or interruption in products or services of third-party providers;

•	our greater exposure to liability for employee acts or omissions or system failures;

•	an increase in the rate of customer attrition;

•	downturns in the housing market and consumer discretionary income;

•	risks associated with our non-compete and non-solicit arrangements with Tyco;

•	entry of potential competitors upon the expiration of non-competition agreements;

•	shifts in consumers’ choice of, or telecommunication providers’ support for, telecommunication services and equipment;

•	interruption to our monitoring facilities;

•	interference with our customers’ access to some of our products and services through the Internet by broadband service providers;

•	potential impairment of our deferred tax assets;

•	changes in U.S. and non-U.S. governmental laws and regulations;

•	risks associated with acquiring and integrating customer accounts;

•	potential loss of authorized dealers and affinity marketing relationships;

•	failure to realize expected benefits from acquisitions;

•	risks associated with pursuing business opportunities that diverge from our current business model;

•	potential liabilities for obligations of The Brink’s Company under the Coal Act;

•	potential liabilities for legacy obligations relating to the separation from Tyco;

•	capital market conditions, including availability of funding sources;

•	risks related to our increased indebtedness;

•	changes in our credit ratings;

•	failure to fully realize expected benefits from the separation from Tyco; and

•	difficulty in operating as an independent public company separate from Tyco.

Given the risk factors and uncertainties that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. These risk factors should not be construed as exhaustive. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments. If one or more of these risks or uncertainties materialize or if our underlying assumptions prove to be incorrect, actual results may vary materially from what we projected, including the market prices of our common stock during the term and after the completion of the accelerated share repurchase, the ability of [name of broker] to buy or borrow shares of our common stock, the ability to complete the share repurchases within the proposed timing or at all, the number of shares that ultimately will be repurchased, and the uncertainty regarding the amount and timing of future share repurchases by ADT and the origin of funds used for such repurchases. Consequently, actual events and results may vary significantly from those included in or contemplated or implied by our forward-looking statements. More detailed information about these and other factors is set forth in ADT’s Annual Report on Form 10-K for the fiscal year ended Sept. 28, 2012, our quarterly reports on Form 10-Q and in other subsequent filings with the U.S. Securities and Exchange Commission.

THE ADT CORPORATION

CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

(in millions, except per share data)

(Unaudited)

	For the Quarters Ended
	December 28, 2012	December 30, 2011	% Change
Revenue	$809	$795	1.8%
Cost of revenue	336	345	(2.6)%
Selling, general and administrative expenses	281	274	2.6%
Separation costs	6	—

Operating income	186	176	5.7%
Interest expense	(24)	(22)	9.1%
Other income	6	—

Income before income taxes	168	154	9.1%
Income tax expense	(63)	(61)	3.3%

Net income	$105	$93	12.9%

Earnings per share:
Basic	$0.45	$0.40	12.5%
Diluted	$0.44	$0.39	12.8%
Weighted-average shares outstanding:
Basic	233	232	0.4%
Diluted	236	236	—%

Effective tax rate	37.5%	39.6%	(210)	bps

THE ADT CORPORATION

CONDENSED AND CONSOLIDATED BALANCE SHEETS

(in millions)

(Unaudited)

	December 28, 2012	September 28, 2012
Assets
Current Assets:
Cash and cash equivalents	$382	$234
Accounts receivable trade, net	81	78
Inventories	44	42
Prepaid expenses and other current assets	77	46
Deferred income taxes	68	40

Total current assets	652	440
Property and equipment, net	215	217
Subscriber system assets, net	1,793	1,744
Goodwill	3,419	3,400
Intangible assets, net	2,844	2,861
Deferred subscriber acquisition costs, net	476	464
Other assets	129	134

Total Assets	$9,528	$9,260

Liabilities and Equity
Current Liabilities:
Current maturities of long-term debt	$2	$2
Accounts payable	143	144
Accrued and other current liabilities	232	181
Deferred revenue	242	245

Total current liabilities	619	572
Long-term debt	2,525	2,525
Deferred subscriber acquisition revenue	696	675
Deferred tax liabilities	239	157
Other liabilities	185	174

Total Liabilities	4,264	4,103

Total Equity	5,264	5,157

Total Liabilities and Equity	$9,528	$9,260

THE ADT CORPORATION

CONDENSED, CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS

(in millions)

(Unaudited)

	For the Quarters Ended
	December 28, 2012	December 30, 2011	% Change
Cash Flows from Operating Activities:
Net income	$105	$93
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and intangible asset amortization	227	212
Amortization of deferred subscriber acquisition costs	30	27
Amortization of deferred subscriber acquisition revenue	(32)	(29)
Stock-based compensation expense	4	2
Deferred income taxes	59	61
Provision for losses on accounts receivable and inventory	13	14
Other non-cash items	2	—
Changes in assets and liabilities, net of the effects of acquisitions:
Accounts receivable, net	(17)	(15)
Inventories	(3)	(13)
Accounts payable	—	(2)
Accrued and other liabilities	42	(22)
Income taxes, net	1	(3)
Deferred subscriber acquisition costs	(42)	(15)
Deferred subscriber acquisition revenue	54	32
Other	(34)	(5)

Net cash provided by operating activities	409	337	21.4%

Cash Flows from Investing Activities:
Dealer generated customer accounts and bulk account purchases	(125)	(164)
Subscriber system assets	(122)	(81)
Capital expenditures	(13)	(5)
Acquisitions, net of cash acquired	(16)	—

Net cash used in investing activities	(276)	(250)	10.4%

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	27	—
Repurchases of common stock under approved program	(8)	—
Repurchases of common stock for employee related program	(6)	—
Dividends paid	(29)	—
Proceeds received from Tyco for allocation of funds related to the Separation	32	—
Repayment of long-term debt	(1)	—
Allocated debt activity	—	17
Change in parent company investment	—	(109)
Other	—	1

Net cash provided by (used in) financing activities	15	(91)	(116.5)%

Net increase (decrease) in cash and cash equivalents	148	(4)
Cash and cash equivalents at beginning of period	234	65

Cash and cash equivalents at end of period	$382	$61	526.2%

THE ADT CORPORATION

GAAP to Non-GAAP Reconciliations

(Unaudited)

Net Income Before Special Items

	For the Quarters Ended
($ in millions)	December 28, 2012	December 30, 2011	Change
Net Income (GAAP)	$105	$93	12.9%
Restructuring, net(1)	—	1
Integration costs(1)	—	3
Non-recurring separation costs(1)	4	—
Separation related other income(2)	(6)	—

Net Income before special items	$103	$97	6.2%

(1)	Calculated using a tax rate of 38.9% for the quarter ended December 28, 2012 and a tax rate of 38.3% for the quarter ended December 30, 2011.
(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

EPS Before Special Items

	For the Quarters Ended
	December 28, 2012	December 30, 2011	Change
Diluted EPS (GAAP)	$0.44	$0.39	12.8%
Restructuring, net(1)	—	—
Integration costs(1)	—	0.02
Non-recurring separation costs(1)	0.02	—
Separation related other income(2)	(0.02)	—

EPS before special items	$0.44	$0.41	7.3%

(1)	Calculated using a tax rate of 38.9% for the quarter ended December 28, 2012 and a tax rate of 38.3% for the quarter ended December 30, 2011.
(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

EPS Before Special Items at Cash Tax Rates

	For the Quarters Ended
	December 28, 2012	December 30, 2011	Change
Diluted EPS (GAAP)	$0.44	$0.39	12.8%
Plus: Impact of income tax expense on diluted EPS	0.27	0.26
Less: Impact of income taxes paid, net of refunds	(0.01)	(0.01)

EPS at cash tax rates	$0.70	$0.64	9.4%
Restructuring, net(1)	—	0.01
Integration costs(1)	—	0.02
Non-recurring separation costs(1)	0.02	—
Separation related other income(2)	(0.02)	—

EPS before special items at cash tax rates	$0.70	$0.67	4.5%

(1)	Calculated using a cash tax rate of 1.9% for the quarter ended December 28, 2012 and a cash tax rate of 2.0% for the quarter ended December 30, 2011.
(2)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

THE ADT CORPORATION

GAAP to Non-GAAP Reconciliations (continued)

(Unaudited)

EBITDA Before Special Items

	For the Quarters Ended
($ in millions)	December 28, 2012	December 30, 2011	Change
Net Income (GAAP)	$105	$93	12.9%
Interest expense, net	24	22
Income tax expense	63	61
Depreciation and intangible asset amortization	227	212
Amortization of deferred subscriber acquisition costs	30	27
Amortization of deferred subscriber acquisition revenue	(32)	(29)

EBITDA	$417	$386	8.0%
Restructuring, net	—	2
Integration costs	—	5
Non-recurring separation costs	6	—
Separation related other income(1)	(6)	—

EBITDA before special items	$417	$393	6.1%

EBITDA Margin before special items	51.5%	49.4%	210	bps

(1)	Relates to the 2012 Tax Sharing Agreement between Tyco, ADT and Pentair.

FCF Before Special Items

	For the Quarters Ended
($ in millions)	December 28, 2012	December 30, 2011	Change
Net cash provided by operating activities	$409	$337	21.4%
Dealer generated customer accounts and bulk account purchases	(125)	(164)
Subscriber system assets	(122)	(81)
Capital expenditures	(13)	(5)

FCF	$149	$87	71.3%
Restructuring, net	1	1
Integration costs	—	5
Non-recurring separation costs including capital expenditures	10	—

FCF before special items	$160	$93	72.0%

THE ADT CORPORATION

GAAP to Non-GAAP Reconciliations (continued)

(Unaudited)

SSFCF Before Special Items

	For the Twelve Months Ended
($ in millions)	December 28, 2012	December 30, 2011	Change
Net cash provided by operating activities	$1,563	$1,468	6.5%
Subscriber system assets	(418)	(303)
Capital expenditures	(68)	(35)
Dealer generated customer accounts required to maintain recurring revenue(1)	(220)	(279)
Interest paid	64	83
Income taxes paid, net of refunds	30	13

SSFCF	$951	$947	0.4%
Restructuring, net	3	7
Integration costs	9	20
Non-recurring separation costs including capital expenditures	19	—

SSFCF before special items	$982	$974	0.8%

(1)	Dealer generated customer accounts required to maintain recurring revenue is calculated as follows:

	For the Twelve Months Ended
($ in millions)	December 28, 2012	December 30, 2011
Average trailing twelve month annualized recurring revenue under contract for the period	$2,963	$2,816
Trailing twelve month gross attrition	16.6%	16.0%

Recurring revenue lost to attrition	$492	$451
Price escalations as a % of previous periods trailing twelve month annualized recurring revenue	3.1%	1.9%

Trailing twelve month recurring revenue from price escalation	$92	$54

Net recurring revenue lost	$400	$397
Direct gross additions (in thousands)	632	609
Trailing twelve month Direct New ARPU	$42.3	$40.2

Recurring revenue created through direct channel	$321	$294
Recurring revenue required through dealer channel	$79	$103
Gross dealer annual creation multiple	2.79	2.71

Dealer generated customer accounts required to maintain recurring revenue	$220	$279

THE ADT CORPORATION

SELECTED FINANCIAL AND OPERATING DATA

(Unaudited)

	For the Quarters Ended
	December 28, 2012	December 30, 2011	Change
Recurring customer revenue (in millions)	$744	$708	5.1%
Other revenue (in millions)	65	87	(25.3)%

Total revenue (in millions)	$809	$795	1.8%

Ending number of customers (in thousands)	6,428	6,394	0.5%
Gross customer additions (in thousands)	257	295	(12.9)%
Customer attrition rate (1)	13.8%	13.0%	80	bps
Average revenue per customer (dollars) (2)	$39.27	$37.51	4.7%

(1)	The attrition rate is a 52 week trailing ratio, the numerator of which is the annualized recurring revenue lost during the period due to attrition and the denominator of which is total annualized recurring revenue based on an average of recurring revenue under contract at the beginning of each month during the period.
(2)	Average revenue per customer measures the average amount of recurring revenue per customer per month, and is calculated based on the recurring revenue under contract at the end of the period, divided by the total number of customers under contract at the end of the period.